Exhibit 99.2

PTGi Completes Sale of Australian Operations for $AUD 192 Million

MCLEAN, VA – (MARKET WIRE) – May 31, 2012 – Primus Telecommunications Group, Incorporated (PTGi) (NYSE: PTGI), a global facilities-based integrated provider of advanced telecommunications products and services, announced today that it has completed the previously announced sale of its Australian operations to M2 Telecommunications Group Ltd (M2) for approximately $AUD 192.4 million1, or approximately $US 195.7 million2.

From the transaction proceeds, approximately $US 9.8 million has been placed in an indemnification escrow in the event that there are indemnification claims by M2 following the closing. Escrowed amounts will be distributed to PTGi at a later time to the extent not used for indemnification claims by M2. The sale is expected to generate a taxable gain, which PTGi expects to be substantially offset with available tax losses. The transaction proceeds are not subject to repatriation tax.

With the transaction’s closing, and subject to the terms and requirements of the indenture governing PTGi’s 10% notes, the board of directors will be considering appropriate uses for the proceeds, among which may be capital investments, note repurchases or redemptions, special dividends and share repurchases.

The transaction was approved by the PTGi Board of Directors and the special committee of the Board of Directors previously established to explore and evaluate strategic alternatives to enhance shareholder value. PTGi’s special committee continues to explore and evaluate strategic alternatives, which may include (but may not be limited to) a sale, merger or other business combination involving PTGi, a joint venture arrangement, the sale or spinoff of other PTGi assets or one or more of its other business units, or the execution of PTGi’s business plans for its other business units. PTGi does not intend to provide updates or make any further comments regarding the evaluation of strategic alternatives, unless the Board of Directors has approved a specific transaction or otherwise deems disclosure appropriate. PTGi has not set a timetable for completion of its overall evaluation process or made a decision to pursue any other transactions, and there can be no assurance that any other transactions will be pursued or completed. Jefferies & Company, Inc. is acting as exclusive financial advisor to the special committee of the Board of Directors of PTGi.

About PTGi

PTGi (Primus Telecommunications Group, Incorporated) is a leading provider of advanced communication solutions, including traditional and IP voice, data, mobile services, broadband Internet, collocation, hosting, and outsourced managed services to business and residential customers in Canada and the United States. PTGi is also one of the leading international wholesale service providers to fixed and mobile network operators worldwide. PTGi owns and operates its own global network of next-generation IP soft switches, media gateways, hosted IP/SIP platforms, broadband infrastructure, fiber capacity, and data centers located in Canada. Founded in 1994, PTGi is headquartered in McLean, Virginia.

[1]	Before giving effect to a customary post-closing net working capital purchase price adjustment.
[2]	After giving effect to an AUD / USD hedging arrangement entered into by PTGi in connection with the transaction to mitigate the movements in the Australia dollar versus the U.S. dollar between the announcement date and the closing date of the transaction.

Forward-Looking Statements

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission (SEC). All statements, other than statements of historical fact, included herein that address activities, events or developments that PTGi expects, believes or anticipates will or may occur in the future, including statements regarding PTGi’s beliefs, expectations, prospects, strategic plans and statements regarding the potential for future transactions, are forward-looking statements. These forward-looking statements are based on the information available to, and the expectations and assumptions deemed reasonable by, PTGi at the time this news release is issued. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially including, among other things, those outlined in our filings with the SEC, including PTGi’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q on file with the SEC. Factors that relate to PTGi’s strategic review process include uncertainty regarding the length or complexity of the strategic review process, the possibility that the strategic review process will not lead to any other transactions, the potential that the process will distract the attention of PTGi’s Board of Directors and management from its business, the potential that PTGi will incur significant expenses pursuing one or more transactions unsuccessfully, the risk that PTGi’s pursuit of strategic alternatives will impair its relationships with customers, suppliers and employees, the risk of claims or litigation arising from PTGi’s pursuit of strategic alternatives and the use of proceeds arising from any transaction. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of their dates. Except as required by law, PTGi does not undertake any obligation to update or revise its statements made in this press release, whether as a result of new information, future events or otherwise.

Investor Contact:

PTGi

Richard Ramlall, SVP Corporate Development and Chief Communications Officer

703-748-8050

ir@ptgi.com

Lippert/Heilshorn & Assoc., Inc.

Carolyn Capaccio, Vice President

212-838-3777

ccapaccio@lhai.com

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